Exhibit 10.3

GRANT AGREEMENT

Applicable to Restricted Stock Units promised under the

Autoliv, Inc. 1997 Stock Incentive Plan

(as amended and restated)

Your above-described grant of restricted stock units (“RSUs”) is subject to the following provisions in addition to those set forth in the attached Notice of Grant (the “Grant Notice”) and the Autoliv, Inc. 1997 Stock Incentive Plan, as amended and restated (the “Plan”):

1.	Defined Terms: Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.

Vesting: The RSUs have been credited to a bookkeeping account (“Account”) on your behalf as of the grant date specified in the Grant Notice (the “Grant Date”).  Your Account will reflect the number of RSUs awarded to you as set forth in the Grant Notice, as well as any additional RSUs credited as a result of dividend equivalents, as described in Section 9 below. Each RSU represents an unfunded, unsecured right to receive Common Stock, subject to the terms and conditions stated in the Plan and this Grant Agreement. Your RSUs will vest and become non-forfeitable on the earliest to occur of the following (each, a “Date of Vesting”):

(a)	as to all of the RSUs, on the Date of Vesting specified in the Grant Notice, provided that you are then still providing services as a member of the Board of Directors of the Company (the “Board”); or

(b)	as to all of the RSUs, upon the occurrence of a Change in Control, provided that you are then still providing services as a member of the Board.

If your service on the Board terminates for any reason, you will forfeit all right, title and interest in and to the unvested RSUs as of the date of such termination, and the unvested RSUs will be reconveyed to the Company without further consideration or any act or action by you.

3.	Conversion to Shares of Common Stock; Procedure at Date of Vesting:

a.

Unless the RSUs are forfeited prior to the Date of Vesting as provided in Section 2 above, the RSUs will be converted on the Date of Vesting to actual shares of Common Stock.  The shares of Common Stock to be issued pursuant to this Grant Agreement shall be issued in the form of book-entry shares of Common Stock in your name as the beneficial owner as of the Date of Vesting.

b.

You will, if requested, within the specified time set forth in any such request (not to exceed 30 days), deliver to the Company such written representations and undertakings as may, in the opinion of the Company’s legal counsel, be necessary or desirable to comply with tax and securities laws.

4.	Securities Law Restrictions; Insider Trading Policy:

You may not offer, sell or otherwise dispose of any shares of Common Stock in a manner which would violate any applicable laws, including, without limitation, the laws of Sweden, U.S. federal and state securities laws, U.S. federal law, the requirements of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted and any laws of any other country or jurisdiction that may be applicable to you.

In connection with receipt of this Grant Agreement, you acknowledge that you are subject to the Company’s AS 314 Insider Trading Policy which may be found in the “Director Library” within the board information portal (currently BoardVantage) and is also available upon request to the Legal department of the Company.

5.	Change in Control of the Company:

Notwithstanding any provision herein to the contrary, your RSUs shall be immediately vested in full upon the occurrence of a Change in Control.

6.	Non-Transferability:

Your RSUs are personal to you and shall not be transferable by you otherwise than by will or the laws of descent and distribution.

7.	Conformity with Plan:

Your RSUs are intended to conform in all respects with the Plan, including any future amendments thereto. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Grant Agreement.

8.	Service and Successors:

Nothing herein or in the Grant Notice or in the Plan confers any right or obligation on you to continue providing services to the Company or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your service at any time. This Grant Agreement, the Grant Notice and the Plan, including any future amendments thereto, shall be binding upon you, your estate, any person succeeding to your rights hereunder and any successor or successors of the Company.  The RSUs do not confer to you or any person succeeding to your rights hereunder any rights of a shareholder of the Company unless and until shares of Common Stock are in fact issued to you or such person in connection with the settlement of the RSUs.

9.	Dividend Equivalent Rights:

Subject to share availability under the Plan, any cash dividend paid with respect to the Common Stock for which the record date occurs on or after the Grant Date and the payment date occurs on or before the Date of Vesting will result in a credit to your Account of additional RSUs equal to (a) the dollar amount of the dividend per share of Common Stock multiplied by the number of RSUs credited to your Account as of the applicable record date, divided by (b) the closing price per share of the Common Stock on the New York Stock Exchange on the applicable dividend payment date. The additional RSUs credited pursuant to this Section 9 will be subject to the same vesting schedule, forfeiture and other terms that apply to the original RSUs. On the Date of Vesting, the aggregate number of any additional RSUs credited pursuant to this Section 9 over time shall be rounded down to the nearest whole share.  RSUs that, at the relevant dividend payment date, previously have been settled or forfeited will not be eligible to receive dividend equivalents pursuant to this Section 9.

10.	Tax:

You are totally responsible for paying all taxes that you incur in respect of this Grant Agreement. The Company has the authority and the right to deduct or withhold, or require you to remit, an amount sufficient to satisfy all applicable taxes required by law to be withheld with respect to any taxable event arising as a result of vesting or settlement of the RSUs.  The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the RSUs, shares of Common Stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount unless such other withholding rate will not cause an adverse accounting consequence or cost) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.  The obligations of the Company hereunder will be conditional on such payment, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

11.	Governing Law:

This Grant Agreement, the Grant Notice and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, USA, and, to the extent relevant, the local laws of your home country.

12.	Severability:

If any one or more of the provisions contained in this Grant Agreement are invalid, illegal or unenforceable, the other provisions of this Grant Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13.	Director Stock Ownership Requirements:

In connection with receipt of this Grant Agreement, you acknowledge that you are subject to the Company’s policy regarding “Stock Ownership Policy for Directors”.

14.	Fractional Shares:

No fractional shares of Common Stock, nor the cash value of any fractional shares of Common Stock, will be issuable or payable to you pursuant to this Agreement.

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